Exhibit 99.1

AMENDMENT 2022-1

TO THE

RCM TECHNOLOGIES, INC.

AMENDED AND RESTATED 2014 OMNIBUS EQUITY COMPENSATION PLAN

WHEREAS, RCM Technologies, Inc. (the “Company”) maintains the RCM Technologies, Inc. Amended and Restated 2014 Omnibus Equity Compensation Plan (the “Plan”) for the benefit of its and its subsidiaries eligible employees, directors and consultants;

WHEREAS, the Company desires to amend the Plan (this “Amendment 2022-1”) to reflect an increase in the number of shares available for grant under the Plan; and

WHEREAS, pursuant to Section 19(a) of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan at any time, subject to the approval of the Company’s stockholders if (as is the case with this Amendment 2022-1) such approval is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements.

NOW, THEREFORE, in accordance with the foregoing, effective upon approval by the Board and of the Company’s stockholders, the Plan is hereby amended as follows:

1.         Section 5(a) of the Plan is hereby amended in its entirety to read as follows:

“(a) Shares Authorized. Subject to adjustment as described in Section 5(d) below, the aggregate number of shares of Stock that may be granted or transferred under the Plan is the sum of (i) 2,975,000 shares (which includes the 500,000 shares approved in connection with the amendment and restatement of the Plan effective December 1, 2016 and the 850,000 shares approved in connection with the amendment of the Plan effective upon the approval of the Company’s stockholders on or about December 17, 2020 and the 1,000,000 shares approved in connection with the amendment of the Plan effective upon the approval of the Company’s stockholders on or about December 15, 2022), (ii) the number of shares subject to outstanding options granted under the Plan and outstanding on October 26, 2022, to the extent that such options terminate, expire or are cancelled, forfeited, exchanged or surrendered without having been exercised, and (iii) the number of shares subject to stock units granted under the Plan and outstanding on October 26, 2022, to the extent such stock units are forfeited, terminated or otherwise not paid in full (the “Plan Limit”); provided, however, that the Plan Limit shall not include (x) for purposes of clause (ii), shares subject to such outstanding options to the extent that such shares are withheld or surrendered for payment of taxes or the exercise price of any such outstanding option and (y) for purposes of clause (iii), shares subject to such outstanding stock units to the extent that such shares are withheld or surrendered for payment of taxes. The shares may be authorized, but unissued, shares of Stock or reacquired shares of Stock, including shares purchased by RCM on the open market for purposes of the Plan.”

2.         Except as specifically amended by this Amendment 2022-1, no other revisions are made to the Plan as in effect on October 26, 2022. As thus amended, the Plan, including this Amendment 2022-1 thereto, hereby constitute the Plan.

IN WITNESS WHEREOF, to record the adoption of this Amendment 2022-1 to the Plan, the Board has caused the execution of this instrument on this 26th day of October, 2022.

RCM TECHNOLOGIES, INC.

By:	/s/ Kevin D. Miller
Kevin D. Miller
Chief Financial Officer, Treasurer and Secretary